Exhibit 5.2

January 12, 2011

Niska Gas Storage Partners LLC

Niska Gas Storage Canada ULC

Niska Gas Storage Canada Finance Corp.

AECO Gas Storage Partnership

Niska GP Alberta ULC

Niska GP ULC

Niska Holdco ULC

Niska Partners Management ULC

EnerStream Agency Services Inc.

Access Gas Services Inc.

Access Gas Services (Alberta) Inc.

Access Gas Services (Ontario) Inc.

c/o Niska Gas Storage Partners LLC

1001 Fannin Street, Suite 2500

Houston, TX 77002

Vinson & Elkins LLP 666 Fifth Avenue, 26th Floor New York, NY 10103-0040

Dear Sirs/Mesdames:

Re:                               Exchange Offer of Niska Gas Storage US, LLC (“Niska US”), Niska Gas Storage US Finance Corp. (“US Finco” and together with Niska US, the “US Issuers”), Niska Gas Storage Canada ULC (“Niska Canada”), Niska Gas Storage Canada Finance Corp. (“Canadian Finco” and together with Niska Canada, the “Canadian Issuers” and the US Issuers and Canadian Issuers together the “Issuers”) in respect of an aggregate US $800 million  of units (the “Units”), each Unit consisting of US $218.75 principal amount of the 8.875% Senior Notes due 2018 of the US Issuers (the “US Notes”) and US $781.25 principal amount of the 8.875% Senior Notes due 2018 of the Canadian Issuers (the “Canadian Notes” and together with the US Notes, the “Notes”).

Introduction

We have acted as Alberta and Ontario counsel to:

(a)                                  Niska Canada;

(b)                                 Canadian Finco;

(c)                                  AECO Gas Storage Partnership, an Alberta general partnership (“AECO”);

(d)                                 Niska GP Alberta ULC, an Alberta unlimited liability corporation (“Niska GP Alberta”);

(e)                                  Niska GP ULC, an Alberta unlimited liability corporation (“Niska GP”);

(f)                                    Niska Holdco ULC, an Alberta unlimited liability corporation (“Holdco”);

(g)                                 Niska Partners Management ULC, an Alberta unlimited liability corporation (“Management ULC”);

(h)                                 EnerStream Agency Services Inc., an Ontario corporation (“EnerStream”);

(i)                                     Access Gas Services (Alberta) Inc., an Alberta corporation (“AB Access Gas”); and

(j)                                     Access Gas Services (Ontario) Inc., an Ontario corporation (“ON Access Gas”),

in connection with the offer and issue by the Issuers, pursuant to the registration rights agreement (the “Registration Rights Agreement”) dated as of March 5, 2010 among the Issuers, the Guarantors (as such term is defined in the Registration Rights Agreement) named therein and Morgan Stanley & Co. Incorporated, UBS Securities LLC, Goldman, Sachs & Co., Credit Suisse Securities (USA) LLC and RBC Capital Markets Corporation (the “Representatives”), as the representatives of Morgan Stanley & Co. Incorporated, UBS Securities LLC, Goldman, Sachs & Co., Credit Suisse Securities (USA) LLC, RBC Capital Markets Corporation, Barclays Capital Inc., Scotia Capital (USA) Inc. and Nataxis Bleichroeder LLC (the “Purchasers”), of Exchange Securities (as such term is defined in the Registration Rights Agreement) in exchange for the Transfer Restricted Securities (as such term is defined in the Registration Rights Agreement).

This opinion letter is supplemental to our opinion letter dated March 5, 2010 delivered pursuant to section 8(c) of the purchase agreement dated as of February 26, 2010 among the Issuers and the Purchasers of the Units (the “Prior BJ Opinion”).

Unless specifically defined in this opinion letter, all capitalized terms used herein which are defined in the Registration Rights Agreement shall have the respective meanings ascribed to them in the Registration Rights Agreement.

In this opinion letter, Niska Canada, Canadian Finco, Niska GP Alberta, Niska GP, Holdco, Management ULC, EnerStream, AB Access Gas and ON Access Gas are referred to collectively as the “Corporate Transaction Entities” and individually as a “Corporate Transaction Entity”.

Scope of Review

For the purposes of this opinion letter, we have participated in the preparation of and examined executed copies of the following documents:

1.                                       the Registration Rights Agreement;

2.                                       the registration statement of the Issuers and the Guarantors named therein on Form S-1 (File No. 333-170991) (the “Registration Statement”) dated January •, 2011, as filed with the United States Securities Exchange Commission, in respect of the registration of the Exchange Securities and the Exchange Offer (as such term is defined in the Registration Rights Agreement) under the United States Securities Act of 1933, as amended (the “Registration Statement”);

3.                                       the Exchange Securities;

4.                                       the indenture dated as of March 5, 2010 among the Issuers, the Guarantors named therein and The Bank of New York Mellon (the “Trustee”), as trustee, in respect of the Notes  (the “Indenture”);

5.                                       the first supplemental indenture dated as of June 14, 2010 among the Issuers, the Guarantors named therein and the Trustee in respect of the Notes (the “Supplemental Indenture”);

6.                                       the notations of guarantee executed by Niska Gas Storage US, LLC, Niska Gas Storage US Finance Corp., Niska Gas Storage Canada ULC, Niska Gas Storage Canada Finance Corp., AECO Gas Storage Partnership, Niska Gas Storage LLC, Wild Goose Storage, LLC, Niska Gas Transport Inc., Salt Plains Storage, LLC,  Niska GP Alberta ULC, Enerstream Agency Services Inc., Access Gas Services Inc., Access Gas Services (Alberta) Inc., Access Gas Services (Ontario) Inc., Niska GS Holdings I, L.P., Niska GS Holdings II, L.P., Niska Gas Storage Canada GP, LLC and Niska Gas Storage Canada, L.P. (the "Initial Notation of Guarantee"), endorsed on the Notes; and

7.                                       the notations of guarantee executed by Niska Gas Storage Partners LLC, Niska US GP LLC, Niska Gas Storage Operations LLC, Niska Partners Coöperatief U.A., Niska Holdco ULC, Niska GP ULC, Niska Partners Management ULC, Niska Gas Storage US, LLC, Niska Gas Storage US Finance Corp., Niska Gas Storage Canada ULC, Niska Gas Storage Canada Finance Corp., AECO Gas Storage Partnership, Niska Gas Storage LLC, Wild Goose Storage, LLC, Niska Gas Transport Inc., Salt Plains Storage, LLC,  Niska GP Alberta ULC, Enerstream Agency Services Inc., Access Gas Services Inc., Access Gas Services (Alberta) Inc., Access Gas Services (Ontario) Inc., Niska GS Holdings I, L.P., Niska GS Holdings II, L.P., Niska Gas Storage Canada GP, LLC and Niska Gas Storage Canada, L.P. (the "Supplemental Guarantee").

The Registration Statement, Exchange Securities, the Supplemental Indenture and the Supplemental Guarantee are referred to collectively as the “Transaction Documents” and individually as a “Transaction Document”.

We have also examined for the purposes of this opinion letter, the Prior BJ Opinion and each of the following, a copy of each of which has been provided to you, and we have relied on the same as to various matters of fact expressed therein for purposes of the opinions expressed below:

1.                                       certificates of status dated January 12, 2011, in respect of each of the Corporate Transaction Entities issued pursuant to the Business Corporations Act (Alberta) or the Business Corporations Act (Ontario), as applicable (the “Certificates of Status”);

2.                                       trade name/partnership search results dated January 12, 2011, in respect of AECO as a partnership in Alberta issued under the authority of the Registrar of Corporations for Alberta (the “Partnership Search Result”);

3.                                       a certificate of an authorized officer of each of the Corporate Transaction Entities (including a certificate of the managing partner of AECO), dated as of the date hereof, containing, among other things, a certified copy of the articles and by-laws of each entity and a certified copy of a resolution of the directors of each entity relating to the Transaction Documents to which it is a party (the “Corporate Certificates”); and

4.                                       a certified copy of the Partnership Agreement dated March 5, 2010, as amended, (the “Partnership Agreement”) between Niska Canada and Niska GP Alberta and a resolution of the partners of AECO, in each case relating to the Transaction Documents to which AECO is a party.

We have also made such investigations, examined such certificates of public authorities, corporate and partnership records and other documents certified or otherwise identified to our satisfaction, and considered such questions of law as we have considered necessary to provide the opinions expressed herein.

In rendering the opinions expressed in:

1.                                       paragraphs 1, 2 and 3 below under “Opinions” we have relied solely on the Certificates of Status; and

2.                                       paragraph 4 below under “Opinions” we have relied solely on the Partnership Search Result and the Partnership Agreement.

Assumptions

In providing the opinions expressed herein, we have assumed:

(a)                                  the genuineness of all signatures on all documents submitted to us as originals and on the originals of all documents submitted to us as copies;

(b)                                 the authenticity of all documents submitted to us as originals and the originals of all documents submitted to us as copies;

(c)                                  the conformity to authentic original documents of all documents submitted to us as certified, conformed, facsimile, PDF or photostatic copies of original documents;

(d)                                 each Transaction Document constitutes a legal, valid and binding obligation of each party thereto, enforceable against it in accordance with its terms;

(e)                                  no “distribution” or “trade” (as such term is defined in the Securities Act (Alberta) and the Securities Act (Ontario)) shall occur in the Provinces of Alberta or Ontario, respectively, as a result of the Exchange Offer and the issuance of the Exchange Securities;

(f)                                    the indices and filing systems maintained at public offices that we have searched were accurate and complete on the dates of our searches;

(g)                                 no order, ruling or decision of any court or regulatory or administrative body is in effect at any material time that restricts any trades in securities of the Issuers or that affects any person or company (including the Issuers, the Representatives or their affiliates) that engages in such a trade; and

(h)                                 there is no foreign law (as to which we have made no independent investigation) that would affect the opinions expressed herein.

The Opinions expressed herein are subject to the assumptions and qualifications set forth in the Prior BJ Opinion and such assumptions and qualifications are hereby incorporated into this opinion by reference mutatis mutandis.

Applicable Law

We are solicitors qualified to carry on the practise of law in Alberta and Ontario and we express no opinions as to any laws, or any matters governed by any laws, other than the laws of Alberta and the federal laws of Canada applicable in Alberta (collectively, “Alberta Law”) and the laws of Ontario and the federal laws of Canada applicable in Ontario (collectively, “Ontario Law”) in each case in effect at the date hereof.

Opinions

Based upon and subject to the foregoing and subject to the assumptions and qualifications hereinafter set forth, we are of the opinion that:

Corporate and Partnership Status

1.                                       Each of Canadian Finco and AB Access Gas is a valid and subsisting corporation under the laws of Alberta.

2.                                       Each of EnerStream and ON Access Gas is a valid and subsisting corporation under the laws of Ontario.

3.                                       Each of Niska Canada, Niska GP Alberta, Niska GP, Holdco and Management ULC is a valid and subsisting unlimited liability corporation under the laws of Alberta.

4.                                       AECO is a general partnership existing under the laws of Alberta.

Capacity

5.                                       Each Corporate Transaction Entity has the corporate power and capacity to execute and, to the extent governed by Alberta Law or Ontario Law, deliver the Transaction Documents to which it is a party and to perform its obligations thereunder.

6.                                       Each of Niska Canada and Niska GP Alberta, as the general partners of AECO, has the power and authority pursuant to the Partnership Agreement and Alberta Law, to execute and, to the extent governed by Alberta Law or Ontario Law, deliver the Transaction Documents to which AECO is a party, and to perform the obligations of AECO under the Transaction Documents to which it is a party.

Authorization and Execution

7.                                       The execution and, to the extent governed by Alberta Law or Ontario Law, delivery, by each Corporate Transaction Entity of each of the Transaction Documents to which it is a party and the performance by it of its obligations thereunder has been duly authorized by all necessary corporate action on the part of such Corporate Transaction Entity, and each Transaction Document has been duly executed, and to the extent governed by Alberta Law or Ontario Law, delivered, by each Corporate Transaction Entity which is a party thereto.

8.                                       The execution and, to the extent governed by Alberta Law or Ontario Law, delivery, by Niska Canada, as managing partner of AECO, of each of the Transaction Documents to which AECO is a party, and the performance by AECO of its obligations thereunder has been duly authorized by all necessary action in accordance with the Partnership Agreement and all necessary corporate action on the part of Niska Canada.

9.                                       Each Transaction Document to which AECO is a party has been duly executed and, to the extent governed by Alberta Law or Ontario Law, delivered by Niska Canada, as managing partner of AECO.

The opinions expressed herein are given as at the date hereof and are based upon, and subject to, legislation and regulations in effect as of the date hereof and the facts of which we are aware as of the date hereof.  We specifically disclaim any obligation, and make no undertaking to supplement our opinions herein, as changes in the law occur and facts come to our attention that could affect such opinions, or otherwise advise any person of any change in law or fact which may come to our attention after the date hereof.

The addressees hereof may rely on the Prior BJ Opinion, subject to the assumptions and qualifications therein, which opinion is effective as at March 5, 2010 and has not been supplemented except pursuant to this opinion letter.

This opinion is for the sole benefit of the addressees hereof and their successors and assigns, and may not be relied upon by any other party or in respect of any other transaction without our express written consent, provided, we hereby consent to the filing of this opinion and the Prior BJ Opinion as exhibits to the Registration Statement.  In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933, as amended.

Yours truly,

/s/ Bennett Jones LLP